CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the references to our firm in the Post-Effective-Amendment No. 78 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated April 16, 1999 on the financial statements and financial highlights of The Perkins Opportunity Fund and The Perkins Discovery Fund, each, a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in each series respective 1999 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.


                                      /s/ Tait, Weller & Baker

                                      TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
July 26, 1999